Exhibit 10.1

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

LEE’S PHARMACEUTICAL (HK) LIMITED/REGENERX BIOPHARMACEUTICALS, INC.

PROPOSED LICENSING TRANSACTION

BINDING TERM SHEET

*HIGHLY CONFIDENTIAL*

March 16, 2012

Parties	Lee’s Pharmaceutical (HK) Limited (“Lee’s” or the “Company”) and RegeneRx Biopharmaceuticals, Inc. (“RegeneRx”)

Licensed Products	Thymosin Beta 4 (Tß4 a synthetic copy of the naturally-occurring 43-amino acid peptide) in any pharmaceutical form, including, without limitation, products identified as RGN-259, RGN-352 and RGN-137.

Field of Use	Any field for human use.

Territory	The People’s Republic of China, including Hong Kong and Macau.

Grant of license	RegeneRx shall grant to Lee’s an exclusive license (with the right to sublicense or assign) to develop, make, have made, import, export, use, distribute, market, promote, offer for sale, and sell Licensed Products in the Territory. Such exclusive license shall survive the change of control, the liquidation, dissolution or the like of RegeneRx for whatever reason.

Licensee fee	US$ 200,000 payable upon execution of this binding Term Sheet. US$ 200,000 payable upon execution of the definitive License Agreement (the “License Agreement”)

Sharing of all clinical and non-clinical data	Lee’s and RegeneRx agree to share all non-clinical and clinical data or other information generated by it necessary for development of Licensed Products, which data and information shall remain confidential.

Joint development committee	Lee’s and RegeneRx will form a development committee (the “Development Committee”) of two persons from each company to convene at least twice annually in person or by teleconference to discuss and agree on the development of the Licensed Products and share information relating thereto.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Development milestones and relevant costs	Lee’s shall be obligated to diligently develop one or more Licensed Products on a commercially reasonable basis including reaching the milestones as they will be set by the Development Committee. All costs associated with the development of any of the Licensed Products in the Territory will be borne by Lee’s.

Milestone payments

Lee’s shall pay to RegeneRx:

1.      US$ 0,5 million upon initiation of first commercial sale of the first Licensed Product in the People’s Republic of China.

2.      US$ 1,5 million upon reaching US$ 50 million of aggregate commercial sales in the Territory.

3.      US$ 1,6 million upon reaching US$ 80 million of aggregate commercial sales in the Territory.

Royalty	Every semester, Lee’s shall pay to RegeneRx royalties on annual net sales of Licensed Products in the Territory equal to [***]% up to US$ [***] of aggregate net sales, equal to [***]% on aggregate net sales between US$ [***] and US$ [***] and equal to [***]% on aggregate net sales above US$ [***].

Royalty Term	The royalty term of the License Agreement shall be on a Licensed Product by Licensed Product basis and shall continue until the expiration of the last-to-expire valid and applicable patent within the patent rights within the Territory, or following ten (10) years from the first commercial sale of each Licensed Product in the People’s Republic of China (“Relevant Period”), whichever is later. Additional rules will be included in the License Agreement to regulate the Royalty and the Royalty Term, in case of generic competition regarding any Licensed Product in the Territory.

Intellectual Property	RegeneRx, at its own cost, shall be responsible for and shall prepare, file, prosecute, maintain and defend all of the patents licensed by Lee’s in the Territory, provided that Lee’s shall have the option to elect to control prosecution at its expense.

New Intellectual Property	Any new intellectual property discovered by Lee’s during the term of the License Agreement, in conjunction with development of any Licensed Product, shall be owned by Lee’s and shall be licensed to RegeneRx, at RegeneRx’s request, for use outside the Territory on a royalty-bearing basis (the amount of royalties to be discussed and agreed upon in good faith and on a case-by-case basis between Lee’s and RegeneRx, such royalty not to exceed 4% on relevant net sales).

Manufacturing	RegeneRx will provide sufficient API at no charge for the ophthalmic Phase 2 clinical trial. RegeneRx will provide any additional API for the development work and/or clinical trials to Lee’s at RegeneRx’s cost. Upon commercialization, Lee’s shall purchase API from RegeneRx at reasonable prices (i.e., cost plus) to be discussed and agreed by the Parties, subject to RegeneRx’s ability to deliver required amounts of API. Lee’s will always have the option to source the API on its own or from suppliers of its choice. Upon Lee’s request, RegeneRx and Lee’s will negotiate in good faith to enter into a manufacturing and exclusive supply agreement as soon as practicable following execution of the License Agreement.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidentiality	All discussions and matters related to this binding Term Sheet are to be kept confidential, including the fact that this binding Term Sheet has been executed, the terms of this binding Term Sheet or existence and content of any negotiations between the Parties.

Negotiation; Disputes

(a) Promptly following the execution of this Term Sheet, the parties shall use commercially reasonable efforts to negotiate the terms of a definitive agreement for a period of sixty (60) days after signature hereof. The terms of the definitive agreement shall be consistent with the terms of this Term Sheet and include other customary terms applicable to a transaction of this type. In the event the parties are unable to reach agreement on the terms of a definitive agreement, then either party may terminate this agreement, unless the parties mutually agree to pursue the dispute resolution provisions below with respect to any disputed terms. In the event of any termination of this Term Sheet: a) RegeneRx will promptly return to Lee’s the 200,000 US$ paid by Lee’s and, b) this term sheet will terminate in all respects and neither party will have any obligation to the other party hereunder.

(b) Good Faith Negotiations. In the event of disputes between the Parties arising out of or relating to this binding Term Sheet and the License Agreement, or the breach, termination or invalidity thereof, a Party seeking to resolve such dispute will, by written notice to the other, have such dispute referred to their respective chief executive officers, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received.

(c) Mediation. In the event that the Parties are unable to resolve a dispute through good faith negotiations pursuant to point (a) above, the Parties agree to submit such dispute to non-binding mediation using an industry expert mutually acceptable to the Parties. The costs of any such mediation shall be shared by the Parties equally.

(d) Arbitration. If all good faith attempts to resolve a dispute through negotiations and mediation pursuant to points (a) and (b) above have failed after sixty (60) days from notice provided pursuant to point (a) above, then upon the request of either Party, the dispute shall be finally resolved by binding arbitration administered by I.C.C. Arbitration (the “ICC Rules”).

(i) The arbitration shall be conducted by a panel of three neutral arbitrators (the “Panel”) appointed in accordance with the ICC Rules.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) The arbitration proceedings shall take place in Geneva, Switzerland. The arbitral proceedings and all pleadings shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

(iii) The Panel shall have the power to decide all questions of arbitrability.

(iv) At the request of either Party, the Panel will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

(v) The Panel is empowered to award any remedy allowed by law, including monetary damages, prejudgment interest and punitive damages, and to grant final, complete, interim or interlocutory relief, including injunctive relief.

(vi) Each Party shall bear its own legal fees arising in connection with the dispute. The Panel may assess costs, fees and expenses of the Panel to the Parties in the manner the Panel deems appropriate under the circumstances.

Governing Law	This binding Term Sheet and the License Agreement shall be governed and construed in accordance with the laws of New York, USA without regard to its principles of conflict of laws.

Jurisdiction and Venue	In connection with any dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with the rules set forth under “Disputes” above, each of the Parties hereby consents to the exclusive jurisdiction and venue of the courts in Geneva, Switzerland. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction or that such forum is not convenient.

Press Releases	Except as required by law (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission, the American Stock Exchange, the Hong Kong Stock Exchange, and any other stock exchange on which securities issued by a Party are traded) or any Governmental Authority, neither Party shall make any press release or other public announcement relating to this binding Term Sheet or to the License Agreement or the transactions described herein without the prior written consent of the other Party

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Duration of the Agreement

The Agreement shall be legally effective for an initial term of three (3) years starting from the Effective Date (the “Initial Term”) and subject to the options to renew as provided below in this Article. RegeneRx hereby irrevocably grants the options to renew (the “Renewal Options”) to Lee’s, which shall be solely exercisable by Lee’s at its own discretion, to renew this Agreement for another extended term of three years (the “Extended Term”) and such Renewal Options can be exercised by the Company for not more than 6 times on the six month period immediately before the expiry date of the Initial Term (for the first time of the exercise of the Renewal Option) and the six months period immediately before the expiry date of the Extended Term (for the time of the exercise of the Renewal Option and onward.

The parties hereto acknowledge and agree that the exercise of the Renewal Option by the Company shall, where applicable, be subject to further independent shareholder approval and any other requirements under the Listing Rules at each time when the Renewal Option is exercised. Lee’s shall serve a written notice (the “Written Notice”) for its intention to exercise the Renewal Option, RegeneRx agrees that upon the service of the Written Notice by Lee’s, RegeneRx will give it written consent to renew this Agreement for the Extended Term. This Agreement shall remain in full force and effect until the expiration of the Initial Term (if the Renewal Option is not exercised by Lee’s) or the expiration of the Extended Term (if the Renewal Options are exercised by Lee’s).

Notwithstanding the Duration time, the effect of this Agreement shall be conditional upon:

a)      all waivers, consents, approvals or confirmations of the Stock Exchange or other governmental and regulatory bodies in Hong Kong or elsewhere which are required or appropriate for the purposes of the entering into and implementation of this Agreement having been obtained (if applicable); and

b)      this Agreement and the transactions contemplated hereunder having been approved by the shareholders at the extraordinary general meeting of Lee’s or the written approval of shareholders of Lee’s approved by the Stock Exchange in lieu of holding an extraordinary general meeting of Lee’s (as the case may be) if such approval is required under the relevant laws, rules and regulations (including the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited).

If the Initial Term and the Extended Term cover the entire Relevant Period, the Company shall, upon the expiration of the Relevant Period, have a royalty-free, fully paid up, perpetual and irrevocable license, with the right to sublicense and/or to assignee.

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LEE’S PHARMACEUTICAL (HK) LIMITED

/s/ Benjamin Li
Name:	Benjamin Li
Title:	Chief Executive Officer
Date:	3/27/2012

REGENERX BIOPHARMACEUTICALS, INC.

/s/ J.J. Finkelstein
Name:	J.J. Finkelstein
Title:	President & CEO
Date:	3/27/2012

*** Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.